UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2005

SPARTA COMMERCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	0-9483 (Commission File Number)	95-3502207 (IRS Employer Identification No.)

462 Seventh Avenue, 20th Floor, New York, NY 10018
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 239-2666

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(d)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c)).

Section 8 – Other Events

Item 8.01 Other Events.

In October and November 2004, pursuant to loan agreements, we issued promissory notes for the aggregate principal amount of $375,000. Pursuant to the loan agreements, the notes carried interest at the rate of 10% per year, and we agreed to grant 128,206 restricted shares of common stock to the note holders for each $100,000 loaned. The notes were to mature in April 2005. Through April 29, 2005, we repaid notes with an aggregate principal amount of $150,000 and accrued interest thereon, and issued 192,309 shares of common stock to the note holders.

In April 2005, the four note holders of the remaining principal amount of $225,000 agreed to extend the maturity date of the loans from April 30, 2005 to May 31, 2005. In consideration of the extension, the interest rate on three notes were increased to the rate of 20% per year and the shares of common stock issuable to those note holders will be based on 192,308 restricted shares of common stock for each $100,000 loaned.

On or about May 25, 2005 and May 27, 2005, the four note holders further agreed to extend the maturity date of the loans. A note in the principal amount of $50,000 is now due June 15, 2005, and the three other notes in the aggregate principal amount of $175,000 is now due June 30, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2005	SPARTA COMMERCIAL SERVICES, INC. By: /s/ Anthony L. Havens Anthony L Havens, President